EXHIBIT 11A

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PAN AM CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

FOR THE THREE MONTHS ENDED JUNE 30,

                                          1997                          1996
                               ---------------------------    --------------------------
                                                  FULLY                         FULLY
                                  PRIMARY        DILUTED        PRIMARY        DILUTED
                               ------------   ------------    -----------    -----------
Weighted average number of
   common shares outstanding     11,333,489     11,333,489      7,561,191      7,561,191

Additional shares due to:

   Series A preferred stock               0              0              0              0

   Series B preferred stock               0              0              0              0
                               ------------   ------------    -----------    -----------

Total equivalent shares          11,333,489     11,333,489      7,561,191      7,561,191
                               ============   ============    ===========    ===========

Earnings per share:

Net loss                       $(17,056,421)  $(17,056,421)   $(3,083,532)   $(3,083,532)

Less: Preferred stock
      dividends                    (419,240)      (419,240)             0              0
                               ------------   ------------    -----------    -----------

Adjusted net loss              $(17,475,661)  $(17,475,661)   $(3,083,532)   $(3,083,532)
                               ============   ============    ===========    ===========

Earnings per common share      $      (1.54)  $      (1.54)   $     (0.41)   $     (0.41)
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